Lumera Corporation Announces NASDAQ Notice; Change in Exchange Ratio
and Preliminary Approval of all Annual Meeting Measures

BOTHELL, Wash.--(BUSINESS WIRE)—December 2, 2008--Lumera Corporation (NASDAQ:LMRA) (the "Company"), today announced that it has received information from the staff at the Nasdaq Stock Market, Inc., indicating that the NASDAQ Listing Qualifications Department has determined that GigOptix, Inc. will be subject to the initial listing requirements, rather than the continued listing requirements. GigOptix, Inc. will not meet the requirement of at least $15 million of public equity value for initial listing on the Nasdaq Capital Market. Therefore, upon consummation of the merger, the common stock of GigOptix, Inc. will be listed for quotation on the OTC Bulletin Board, which is not a national securities exchange. It is a condition to the closing of the merger under the Agreement and Plan of Merger, dated as of March 27, 2008, by and among GigOptix, LLC, the Company, GigOptix, Inc., Galileo Merger Sub G, Inc. and Galileo Merger Sub L, Inc (the “Merger Agreement”) that GigOptix, Inc. common stock be approved for listing on the Nasdaq Global Market or the Nasdaq Capital Market. However, the Company and GigOptix LLC intend to waive this closing condition.

Additionally, the Company announced that the Board of Directors of the Company and Management Board of GigOptix are expected to approve a change in the exchange ratio for the Company’s common stock pursuant to the Merger Agreement. The Merger Agreement currently provides that each share of the Company’s common stock will be converted into the right to receive 0.25 shares of GigOptix, Inc. common stock, which is a 4 to 1 reverse split. However, the parties have agreed that each share of the Company’s common stock will instead be converted into the right to receive 0.125 shares of GigOptix, Inc. common stock, which is a 8 to 1 reverse split. The exchange ratio applicable to GigOptix LLC membership unit holders will be adjusted to take into account this change and to maintain the same proportional ownership of the shares of GigOptix, Inc. Following the issuance of GigOptix, Inc. stock options and common stock warrants in the merger, former Company security holders will own approximately 50% and former GigOptix LLC security holders will own approximately 50% of the GigOptix, Inc. common stock, assuming all outstanding GigOptix, Inc. options and warrants are exercised. The total number of shares outstanding, following the merger will be 5,227,855 and current Lumera shareholders will hold 3,011,044 shares.

Finally, the Company is pleased to announce that, based on current votes and assuming that no stockholders change or withdraw their votes prior to the Annual Meeting, all of the proposals before the stockholders at the Annual Meeting to be held December 4, 2008 have received sufficient votes to pass. The Merger is currently anticipated to close on December 9, 2008, and the first trading day for GigOptix, Inc. will be December 10, 2008.

About Lumera
Lumera is a leader in photonic communications. The company designs electro-optic components based on proprietary polymer compounds for the telecommunications and computing industries. For more information, please visit www.lumera.com.

About GigOptix

GigOptix LLC is a leading fab-less semiconductor company specializing in the specification, design, development and sale of integrated circuits and electronic multi-chip module solutions. For more information, please visit www.gigoptix.com.
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On October 27, 2008, the Securities and Exchange Commission declared effective a registration statement on Form S-4 filed by GigOptix, Inc., which contains a proxy statement/prospectus of Lumera regarding the proposed merger transaction between GigOptix and Lumera, as well as other relevant documents concerning the transaction. WE URGE INVESTORS AND SECURITY HOLDERS OF LUMERA TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT GIGOPTIX, INC., LUMERA, GIGOPTIX LLC AND THE PROPOSED TRANSACTION. A definitive proxy statement/prospectus was mailed to Lumera’s stockholders on or about October 28, 2008 seeking their approval of the merger agreement and related matters, and a prospectus supplement was mailed on or about November 24, 2008 containing additional information. Investors and security holders may obtain a free copy of the registration statement and proxy statement/prospectus and other documents filed by Lumera with the SEC at the SEC’s web site at www.sec.gov. Free copies of Lumera’s SEC filings are available on Lumera’s web site at www.lumera.com and also may be obtained without charge by directing a request to Lumera Corporation, 19910 North Creek Parkway, Bothell, WA 98011-3008, Attention: Investor Relations or by telephoning us at (425) 398-6546.

Lumera and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Lumera’s stockholders with respect to the proposed transaction. Information regarding Lumera’s directors and executive officers is included in its annual report on Form 10-K filed with the SEC on March 17, 2008, as amended by Form 10-K/A filed with the SEC on March 27, 2008. More detailed information regarding the identity of potential participants and their direct or indirect interests in the transaction, by securities holdings or otherwise, will be set forth in the registration.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

Certain statements in this document may contain forward-looking information regarding Lumera and the combined company after the completion of the transactions that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the benefits of the business combination transaction involving Lumera and GigOptix, LLC including future financial and operating results, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of Lumera and GigOptix, LLC and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. You should not place undue reliance on forward-looking statements, which speak only as of the date of this document. Except for any obligation to disclose material information under the Federal securities laws, Lumera undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this document.

Contact:

Hélène F. Jaillet, Ph.D
(Investor Relations)
Lumera Corporation
425-398-6546

Todd Wolfenbarger
(Media)
The Summit Group Communications
801-595-1155
801-244-9600 cell

SOURCE: Lumera Corporation